EXHIBIT 5.1






                                                                17 November 2000

Xoma Ltd.
2910 Seventh Street
Berkeley, CA 94710


Dear Sirs

XOMA Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with the filing of a Registration Statement (the "Registration Statement" which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) on Form S-3 under the Securities Act of 1933, as amended (the "Act"), relating to the Company's proposed issuance and sale, from time to time, of an aggregate of 10,000,000 common shares par value US$0.0005 per share of the Company (the "Common Shares").

For the purposes of giving this opinion, we have reviewed (i) the memorandum of continuance and the bye-laws of the Company, each certified by the Secretary of the Company on 15 November 2000, (ii) certified copies of certain resolutions of the Board of Directors of the Company approved on 25 October 2000 and certified by the Secretary of the Company on 15 November 2000 as being a true copy thereof (the "Minutes"), (iii) the Company's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission, (iv) the Registration Statement and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that the Registration Statement shall have become effective pursuant to the provisions of the Act, (g) that the Common Shares will be issued and paid for (for the full subscription price in respect thereof, which shall not be less than the par value of such Common Shares) in accordance with a prospectus supplement as contemplated in the Registration Statement, (h) that such a prospectus supplement will have been prepared and filed with the U.S. Securities and Exchange Commission describing the terms of each issue of Common Shares offered and the terms of the offering thereof, (i) that a definitive and binding purchase, underwriting or similar agreement with respect to any Common Shares offered will have been


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duly authorised and validly executed and delivered by the Company and the other parties thereto, (j) that the Company will maintain sufficient authorised but unissued capital to issue the Common Shares, and (k) that the Company is at all material times listed on the National Association of Securities Dealers Automatic Quotation System (NASDAQ).

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. Based solely on a certified copy of the Memorandum of Continuance of the Company certified by the Secretary of the Company on 15 November 2000, the authorised share capital of the Company is US$117,500 divided into 135,000,000 Common Shares of par value US$0.0005 each and 1,000,000 Preference Shares of par value US$0.05 each.

3. Based solely on a review of the register of members of the Company as of 31 October 2000 certified by the Secretary of the Company on 15 November 2000, the issued share capital of the Company consists of 66,017,172 Common Shares of par value US$0.0005 each and no Preference Shares of par value US$0.05 each.

4. With respect to an offering of Common Shares pursuant to the Registration Statement, when (a) the board of directors of the Company (the "Board") has taken all necessary further action to approve the issuance of such Common Shares, the terms of the offering thereof and related matters, and (b) such Common Shares have been duly issued and paid for in accordance with such authorisation and the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board, such Common Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

Yours faithfully


CONYERS DILL & PEARMAN